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                                                                      EXHIBIT 99

TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)

            KENT B. HERRICK APPOINTED AS EXECUTIVE VICE PRESIDENT OF
                            TECUMSEH PRODUCTS COMPANY

Tecumseh, Michigan, January 3, 2005 . . . . Tecumseh Products Company, today announced that Kent B. Herrick has been appointed as the Executive Vice-President in the Office of the Chairman. Mr. Herrick joined the company in 1995 and has held several positions in engineering and management throughout the corporation. Mr. Herrick will continue to lead turnaround efforts in the Engine & Transmission Group and will take responsibility for coordinating engineering, manufacturing, and marketing strategies across the company's business units. Mr. Herrick is the son of the Chairman of Tecumseh Products Company, Todd W. Herrick and great-grandson of company founder Ray W. Herrick.


Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.

Contact:          Pat Walsh
                  Director of Investor Relations
                  Tecumseh Products Company
                  (517) 423-8455